Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Trustees
First Potomac Realty Trust:
We consent to the incorporation by reference in the registration statement on Form S-3 of First Potomac Realty Trust of our report dated March 10, 2011, except as to notes 1, 2, 4, 9, 17 and 18, which are as of June 13, 2011, with respect to the consolidated balance sheets of First Potomac Realty Trust and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2010, and the related financial statement schedule of real estate and accumulated depreciation as of December 31, 2010, which report appears in the Current Report on Form 8-K of First Potomac Realty Trust filed June 13, 2011; our report dated March 10, 2011 with respect to the effectiveness of internal control over financial reporting, which report appears in the Annual Report on Form 10-K of First Potomac Realty Trust filed March 11, 2011; our report dated June 30, 2011, with respect to the statement of revenues and certain expenses of 500 First Street, NW for the year ended December 31, 2009; our report dated June 30, 2011, with respect to the statement of revenues and certain expenses of Redland Corporate Center for the period from July 1, 2009 to December 31, 2009; and our reports dated June 30, 2011 with respect to the statements of revenues and certain expenses of 840 First Street, NE and One Fair Oaks for the year ended December 31, 2010, which reports appear in the current report on Form 8-K of First Potomac Realty Trust filed July 1, 2011 and to the reference to our firm under the heading “Experts” in the registration statement.
/s/ KPMG LLP
McLean, Virginia
July 1, 2011